Exhibit 99.1

FOR IMMEDIATE RELEASE

Juniper Pharmaceuticals Reports Results from Phase 2b Clinical Trial of

COL-1077 Lidocaine Vaginal Gel in Gynecologic Procedure Pain

BOSTON, MA – August 17, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced that a recently completed Phase 2b clinical trial evaluating its 10% lidocaine bioadhesive vaginal gel, COL-1077, for the reduction of pain intensity in women undergoing an endometrial biopsy with tenaculum placement did not achieve its primary and secondary endpoints. The safety and pharmacokinetic (PK) profiles of COL-1077 were consistent with what has been observed in prior clinical trials of the lidocaine bioadhesive vaginal gel.

“We are disappointed that COL-1077 did not achieve the desired effect in this clinical trial. We believe the study was well-designed and -conducted, and has adequately tested our hypothesis,” said Dr. Bridget A. Martell, Juniper’s Chief Medical Officer. “On behalf of the Juniper team, I want to thank the patients and investigators who participated in this study.”

“Based on the results of this trial, we are discontinuing development of COL-1077,” said Alicia Secor, Chief Executive Officer. “We will focus Juniper’s resources on our differentiated intravaginal ring (IVR) technology to advance our pipeline of product candidates to address unmet needs in women’s health.”

Juniper’s IVR programs are led by JNP-0101, an investigational oxybutynin IVR for the treatment of overactive bladder (OAB) in women. Roughly nine million women receive pharmacotherapy for this chronic condition in the United States alone. IND-enabling animal PK studies are underway, and the Company expects pilot study results later this year.

“We expect to fund our operations and planned R&D activities with cash flows generated by our core business. We expect ongoing strong performance from the Crinone® franchise and Juniper Pharma Services,” Ms. Secor added.

“We remain committed to delivering value-added treatments that meet the unique and underserved healthcare needs of women,” Ms. Secor concluded.

COL-1077-07 Study Design

This Phase 2b randomized, double-blinded, placebo-controlled, multi-center clinical trial was designed to evaluate the safety and efficacy of COL-1077 10% lidocaine bioadhesive vaginal gel compared to a placebo bioadhesive gel for the reduction of pain intensity in women undergoing pipelle-directed endometrial biopsy with tenaculum placement. The primary efficacy endpoint was reduction in pain intensity at the time of endometrial biopsy on a validated 0-10 Numerical Pain Rating Score (NPRS), with secondary endpoints assessing the reduction in post-procedural pain and cramping over a 24-hour time period.

The trial enrolled 187 women (39 to 74 years old) at 25 sites across the United States. Patients were randomized on a 2:1 ratio to receive either COL-1077 10% lidocaine bioadhesive vaginal gel or placebo bioadhesive gel. Patients self-administered the gel approximately six hours prior to the scheduled outpatient appointment.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intravaginal drug delivery technologies and the 505(b)(2) regulatory pathway. Juniper’s core operating business includes the Crinone® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the strength of Juniper’s core business and expected cash flows from this business; anticipated expenditures in future periods; the development of new product candidates; and the potential of Juniper’s proprietary drug delivery platforms and product candidates; the expected timing of results of the JNP-0101 pilot study; and, Juniper’s ability to leverage the 505(b)(2) pathway for product candidates. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended June 30, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Source: Juniper Pharmaceuticals, Inc.